EXHIBIT 99.1

Contact: Larry Sellers or Robert Steen
334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS GROWTH
IN THIRD QUARTER INCOME

THOMASVILLE, Ala. (November 7, 2008) — United Security Bancshares, Inc. (Nasdaq: USBI) today reported that net income grew to $1.4 million, or $0.23 per diluted share, for the third quarter ended September 30, 2008, compared with a net loss of $1.9 million, or $0.30 per diluted share, for the same period of 2007.

“Third quarter net income improved since last year due to a lower loan loss provision combined with higher non-interest income and lower non-interest expenses,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc. “The majority of our improvement since last year was due to a lower loan loss provision related to our finance subsidiary, Acceptance Loan Company, Inc. (ALC). We have made significant progress in cleaning up ALC’s loan portfolio since last year even though we have experienced a softening economy in the markets we serve.”

“First United Security Bank continues to operate with capital levels that exceed regulatory guidelines. At the end of September, our total risk-based capital was 17.74%, significantly above the minimum requirements of 10.0% to achieve the highest rating of ‘well-capitalized.’ The government recently announced a program to invest in banks that needed additional capital to strengthen their financial condition. We are fortunate to have a strong capital base to support future growth opportunities and do not expect to request the government funds at this time because of the potential dilutive effect on existing shareholders and our currently strong capital position,” continued Mr. Phillips.

Third Quarter Results

Interest income totaled $12.8 million in the third quarter of 2008, compared with $15.1 million in the third quarter of 2007.  The decrease in interest income was primarily due to a decrease in interest earned on loans of $2.5 million because of an overall decline in the average yield and volume of loans outstanding since last year.

“Our net interest margin declined to 5.87% in the third quarter of 2008, compared with 6.84% in the same quarter last year,” noted Mr. Phillips. “The decrease was due to the significant rate cuts by the Federal Reserve since last year that resulted in a decline in the average rate of interest that we charge for loans. In addition, we have experienced more competition for deposits during the last two quarters as some banks in our market have increased rates on deposits to stem the flow of funds from their banks. As a result, our interest costs have not declined as fast as the rates we charge on loans, contributing to lower margins. We expect our margins to improve as interest rates stabilize.”

Interest expense declined 21.8% to $4.0 million in the third quarter of 2008, compared with $5.1 million in the third quarter of 2007. The decline in interest expense was due primarily to lower average rates paid on interest bearing deposits, offset somewhat by higher average balances in interest bearing accounts.

Net interest income decreased 11.4% to $8.8 million in the third quarter of 2008, compared with $10.0 million in the third quarter of the prior year. The decline in net interest income was due to yields on loans declining faster than rates paid for deposits.

Provision for loan losses was $1.9 million in the third quarter of 2008, or 1.9% annualized of average loans, compared with $6.8 million, or 6.1% annualized of average loans, in the third quarter of 2007.

“We reported a significant decline in our provision for loan losses compared with the third quarter of last year, primarily due to improvements at ALC,” stated Mr. Robert Steen, CFO. “We expect the softening economy to continue to be a challenge regarding loan quality, and we remain very proactive in identifying problem loans to reduce potential losses going forward. “

Total non-interest income increased $10,000, or 0.7%, for the third quarter of 2008, to $1.54 million, compared to $1.53 million in the third quarter of the prior year. Growth in non-interest income benefited from higher credit life insurance income, offset somewhat by lower fees on deposit accounts and other income.

Non-interest expense decreased 12.1% to $6.4 million in the third quarter of 2008, compared with $7.3 million in the third quarter of 2007.

Nine Months Results

For the first nine months of 2008, net income increased to $4.8 million, or $0.79 per diluted share, compared with a net loss of $1.6 million, or $0.25 per diluted share, for the first nine months of 2007.

For the 2008 nine-month period, net interest income decreased 14.6% to $26.4 million, compared with $30.8 million for the same period last year. The decrease in net interest income was due primarily to a decline in interest earned on loans related to lower volume and yields compared with the same period in 2007.

Provision for loan losses declined to $5.5 million in the first nine months of 2008, or 1.7% annualized of average loans, compared with $17.7 million, or 5.2% annualized of average loans, in 2007. Last year, $9.1 million of the provision for loan losses was related to losses identified in the investigation of loan irregularities at ALC.

Non-interest income rose 10.9% to $4.6 million for the first nine months of 2008, compared with $4.1 million for the same period in 2007. The increase in non-interest income benefited from higher service charges and fees on deposit accounts, income on bank-owned life insurance, letters of credit and commitment fees, and all other fees and charges.

Shareholders’ equity totaled $78 million, or book value of $12.94 per share, at the end of the third quarter 2008. Return on average assets for the third quarter of 2008 was 0.96%, and return on average equity was 8.10%. Regular dividends were increased from $0.26 per share in the third quarter of 2007 to $0.27 per share during the third quarter of 2008.

About United Security Bancshares, Inc.
United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company; FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers; and R2Metrics, Inc., a provider of investment and asset and liability management software, analytics, and consulting services. The Company’s stock is traded on the NASDAQ Capital Market under the symbol “USBI.”

Forward-Looking Statements
This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$10,535	$13,056	$32,860	$39,760
Interest on Investment Securities	2,299	2,027	6,541	5,666
Total Interest Income	12,834	15,083	39,401	45,426
INTEREST EXPENSE:
Interest on Deposits	3,047	4,112	10,174	11,504
Interest on Borrowings	941	987	2,867	3,073
Total Interest Expense	3,988	5,099	13,041	14,577

NET INTEREST INCOME	8,846	9,984	26,360	30,849

PROVISION FOR LOAN LOSSES	1,927	6,786	5,467	17,690

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	6,919	3,198	20,893	13,159

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	842	856	2,448	2,421
Credit Life Insurance Income	295	186	554	440
Other Income	404	489	1,572	1,263
Total Non-Interest Income	1,541	1,531	4,574	4,124

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,276	3,192	9,641	10,196
Occupancy Expense	503	571	1,403	1,410
Furniture and Equipment Expense	361	355	1,064	1,019
Other Expense	2,263	3,170	6,414	6,820
Total Non-Interest Expense	6,403	7,288	18,522	19,445

INCOME (LOSS) BEFORE INCOME TAXES	2,057	(2,559)	6,945	(2,162)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	655	(692)	2,159	(605)

NET INCOME (LOSS)	$1,402	$(1,867)	$4,786	$(1,557)

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE	$0.23	$(0.30)	$0.79	$(0.25)

DIVIDENDS PER SHARE	$0.27	$0.26	$0.81	$0.93

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Cash and Due from Banks	$12,988	$13,247
Interest-Bearing Deposits in Banks	15,142	7,427
Cash and Cash Equivalents	28,130	20,674
Investment Securities Available-for-Sale	172,493	144,531
Federal Home Loan Bank Stock	5,236	5,096
Loans, net of allowance for loan losses of $7,916 and $8,535, respectively	399,463	427,588
Premises and Equipment, net	17,744	18,132
Cash Surrender Value of Bank-Owned Life Insurance	11,264	10,946
Accrued Interest Receivable	4,918	6,141
Goodwill	4,098	4,098
Investment in Limited Partnerships	2,034	2,037
Other Real Estate Owned	17,126	11,156
Other Assets	7,725	9,497
Total Assets	$670,231	$659,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$488,204	$478,554
Accrued Interest Expense	3,345	3,936
Short-Term Borrowings	2,078	11,212
Long-Term Debt	90,000	77,518
Other Liabilities	8,627	9,108
Total Liabilities	$592,254	$580,328
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares
authorized; 7,317,560 shares issued; 6,026,656 and 6,085,192 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income	589	875
Retained Earnings	89,044	89,348
Less Treasury Stock: 1,290,904 and 1,232,368 shares at cost, respectively	(20,962)	(19,961)

Total Shareholders’ Equity	$77,977	$79,568

Total Liabilities and Shareholders’ Equity	$670,231	$659,896